UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 25, 2011

MEDL MOBILE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-166343	80-0194367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18475 Bandilier Circle Fountain Valley, California		92708
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 684-3490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 1, 2011, the Board of Directors of MEDL Mobile, Inc. (the “Company”) appointed Paul Caceres, age 51, as Chief Financial Officer of the Company, effective immediately.

Mr. Caceres provides financial management consulting services to small emerging growth companies in the technology, biotechnology and mobile software industries. From 1987 to  2008, Mr. Caceres served as Chief Financial Officer of CAM Commerce Solutions (NASDAQ:CADA), a company engaged in the business of marketing eCommerce software solutions, payment processing services, web hosting services, technical support services and application software. CAM Commerce Solutions was sold to a private equity firm in 2008 for $180 million. Mr. Caceres is a Certified Public Accountant, licensed in the state of California. He received a bachelor’s degree in business administration from the University of Southern California.

Mr. Caceres has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Caceres and any other person pursuant to which he was appointed as Chief Financial Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Caceres has, or will have, a direct or indirect material interest.  On November 16, 2011 the Company entered into a consulting agreement, pursuant to which, Mr. Caceres shall receive $10,000 per month for his services. The consulting agreement may be terminated by the Company or Mr. Caceres without cause upon four weeks’ prior written notice or at any time by the Company or Mr. Caceres for cause.

On November 25, 2011, David P. Lieberman resigned as Chief Financial Officer of the Company and as a member of the Board of Directors.  Mr. Lieberman’s resignation became effective November 30, 2011. There were no disagreements between Mr. Lieberman and the Company or any officer or director of the Company in connection with Mr. Lieberman’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDL MOBILE HOLDINGS, INC.

Date: December 1, 2011	By:	/s/ Andrew Maltin
Name: Andrew Maltin
Title: Chief Executive Officer